EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated November 12, 2014 with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of Griffon Corporation on Form 10-K for the year ended September 30, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statements of Griffon Corporation of SEC Form S-3 (File No. 333-181278), Forms S-4 (File No. 333-195647; and File No. 333-181279) and Forms S-8 (File No. 33-39090; File No. 33-62966; File No. 33-52319; File No. 333-21503; File No. 333-62319; File No. 333-84409; File No. 333-67760; File No. 333-88422; File No. 333-102742; File No. 333-131737; File No. 333- 133833; File No. 333-149811; File No. 333-157190; File No. 333-172162; and File No. 333-193691).

/s/ GRANT THORNTON LLP
New York, New York
November 12, 2014